Exhibit 99.1

VaxGen Presents New Smallpox Vaccine Data at

ASM Biodefense Research Meeting

BRISBANE, Calif. – February 15, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) today announced new non-clinical and clinical data from studies of the company’s attenuated smallpox vaccine candidate, LC16m8, which indicate that the vaccine may represent a viable replacement for the conventional smallpox vaccine currently in the U.S. Strategic National Stockpile. The data are being presented at this week’s American Society of Microbiology (ASM) Biodefense Research Meeting in Washington, DC.

VaxGen is developing LC16m8 for use in the United States and elsewhere in partnership with the Chemo-Sero-Therapeutic Research Institute (KAKETSUKEN) of Kumamoto, Japan, the licensed manufacturer of LC16m8.

Five abstracts will be available on ASM’s website, www.asmbiodefense.org, at noon EST today, and copies of the posters will be posted `on VaxGen’s website, www.vaxgen.com, at the time of the presentations.

The following posters will be presented on Thursday, February 16th, 1:00 pm – 2:30 pm EST.

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Posterboard 64: Attenuated Smallpox Vaccine LC16m8 Protects Mice from High-Dose Lethal Intranasal Ectromelia Challenge Administered 10 and 50 days Post-Vaccination (C. Empig, K. Higgins, J. Schriewer, R. Mark Buller );

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Posterboard 67: Safety and Efficacy Study of Attenuated Smallpox Vaccine LC16m8 in Animals (H.Yokote, Y. Shinmura, A. Satou, T. Kanehara, M. Kuranaga, K. Ohkuma, T. Oka, A. Funatsu, S. Morikawa, M. Saijo, I. Kurane, T. Kurata, So Hashizume);

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Posterboard 76: Safety and Immunogenicity of Attenuated Smallpox Vaccine, LC16m8: Results from a Phase 2 Study (J. Kenner, M. Gurwith, A. Luck, C. Empig, R. Greenberg, K. Edwards, T. Talbot, C. Dekker, J. Montoya, S. Frey, K. Beutner, J. Kennedy).

The following posters will be presented on Friday, February 17th, 1:00 – 2:30 pm EST:

•	Posterboard 54: Clinical Evaluation of Attenuated Smallpox Vaccine LC16m8 in Japan (T. Fujii, Y. Kanatani, T. Matsumura, T. Nagai, Y. Nakamura, H. Yokote, K. Ohkuma, N. Kuwabara);

•	Posterboard 66: Attenuated Smallpox Vaccine LC16m8 Protects Cynomolgus Monkeys from Lethal IV Monkeypox-Zaire Challenge (C. Empig, K. Higgins, Y. Edghill-Smith, P. Silvera ).

“We are very pleased that LC16m8 was 100% protective in preclinical poxvirus challenge models. In our Phase II clinical trial comparing a single dose of LC16m8 to a single dose of the nonattenuated vaccine, Dryvax, in 153 vaccinia-naïve volunteers, LC16m8 appears to have an excellent safety profile and to be well-tolerated,” said Marc Gurwith, M.D., VaxGen’s Chief Medical Officer. “The Phase II study also demonstrated that 100% of LC16m8 recipients seroconverted and developed a take reaction (developing a lesion showing the vaccination is successful) compared to 86% among the Dryvax subjects. With regard to immunological response, LC16m8 appeared similar to Dryvax. People receiving Dryvax had higher antibody titers when using the New York City Board of Health vaccinia strain (the strain from which Dryvax is derived from) as the assay plaquing virus, however, LC16m8 appeared to have higher antibody titers when using both Lister and LC16m8 vaccinia strains. We look forward to pressing ahead with the development of LC16m8,” added Dr. Gurwith.

About LC16m8

The vaccine was initially developed in Japan to address the need for a smallpox vaccine that was safer than but as effective as conventional, unattenuated smallpox vaccines. LC16m8 is administered in Japan as a single dose at the surface of the skin, not by injection. Studies involving approximately 50,000 children were conducted in Japan, where the vaccine is currently approved and manufactured commercially.

LC16m8 is a cloned virus vaccine produced in cell culture that has been shown to be less neurovirulent than unattenuated strains of vaccinia vaccines in preclinical models. Additionally, studies presented at the 7th Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases in May 2004 demonstrated that LC16m8 provided 100% protection against poxvirus infection in two preclinical models.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in South San Francisco, Calif., VaxGen operates a wholly owned manufacturing facility in California and is a shareholder in Celltrion, Inc., a South Korean joint venture established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

About KAKETSUKEN

KAKETSUKEN is a Juridical Foundation which researches, develops, manufactures and supplies biological products such as vaccines for humans and animals, and blood plasma derivatives. Based in Kumamoto, Japan, the foundation has pursued the preventive medicine fields of microbiology, immunology and serology, towards the improvement of health and hygiene, and is a leading company in the fields of human vaccines, animal vaccines, and blood plasma derivatives in Japan. For further information about KAKETSUKEN, please visit the company’s web site at http://www.kaketsuken.or.jp/index.html

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the potential safety and efficacy of LC16m8. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.